Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2018 FOURTH QUARTER RESULTS

NEW YORK, NY – February 27, 2019 – Medallion Financial Corp. (Nasdaq: MFIN, “Medallion” or the “Company”), a finance company that originates and services loans in various consumer and commercial niche industries, announced today its 2018 fourth quarter results. Effective April 2, 2018, Medallion Financial Corp. withdrew its BDC election, and now operates as a finance company following the reporting conventions of bank holding companies, for the nine months ended December 31, 2018. A major component of this change is that we now consolidate wholly-owned or controlled subsidiaries, particularly Medallion Bank, which were previously treated as unconsolidated portfolio investment companies.

2018 Fourth Quarter Highlights

•	Net income was $9.2 million, or $0.38 per share, compared to a net loss of $4.7 million, or $0.19 per share, in the third quarter, highest quarterly profit since September 2004

•	Total assets were $1.38 billion as of December 31, 2018

•	Medallion Bank’s Tier 1 leverage ratio at quarter-end improved to 15.85%

•	Net interest income before the provision for loan losses was $23.0 million, reflecting primarily the contributions of the consumer lending segments

•	Net income from Medallion’s commercial segment was $1.6 million for the fourth quarter

•	Net interest margin was 8.07% in the 2018 fourth quarter, compared to 7.41% in the prior year period on a combined basis with Medallion Bank

•	90 day plus medallion loan delinquencies were $15.7 million or 8.9% of gross medallion loans, down from $71.9 million or 15.9% in the 2017 fourth quarter when combined with Medallion Bank

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The provision for medallion loan losses was $3.4 million in the 2018 fourth quarter, reflecting the reversal of $8.2 million of reserves as a result of the deconsolidation of Trust III, compared to $13.3 million in the third quarter, $24.7 million in the second quarter, and $62.7 million in the first quarter (when combined with Medallion Bank), recorded as non-cash valuation adjustments and realized losses/charge-offs

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In November, the Company successfully deconsolidated the Trust III facility, which resulted in a recorded gain to earnings and tangible book value of approximately $19.2 million after taxes and eliminated $63.2 million of medallion loans and loans in process of foreclosure from the Company’s balance sheet, along with $98.5 million of debt and payables that Trust III owed to its lender while remaining as a fee based servicer of the loans in Trust III

2018 Full Year and Nine-Month Highlights

•	Medallion Bank’s net interest income for full year 2018 was $98.2 million

•	Net interest margin for nine months ended December 31, 2018 was 8.19%

•	Income before taxes for nine months ended December 31, 2018 from the Company’s consumer lending segments was $37.5 million

•	Net managed medallion portfolio reduced from $388 million to $156 million, or 60%, year over year

Andrew Murstein, President of Medallion, stated, “We ended 2018 with a strong fourth quarter and positive year end results and continued to successfully navigate the headwinds on the medallion side throughout the year. We are pleased we were able to deliver on our three main objectives laid out in our 2018 strategy: reduce the Company’s medallion exposure, grow our consumer segments and deconsolidate the Trust III facility. In addition, the Company successfully withdrew its BDC election and now operates as a non-investment company, consolidating all wholly-owned or controlled subsidiaries, including Medallion Bank, providing a more transparent financial presentation. Taking a step back and looking at what the Company has accomplished over the last three years, we reduced our net medallion portfolio 76% from $641 million at the end of 2015 to $156 million at the end 2018. In addition, we have greatly reduced our bank medallion-related debt also by 76% from $252 million at the end of 2015 to $60 million at year end, positioning ourselves for a bright future.

The consumer and commercial lending segments continue to prosper. These divisions had an exceptional year as income before taxes from our mezzanine, home improvement and recreation lending divisions totaled $41.0 million for the nine months ended December 31. The Company recorded $23.0 million of net interest income in the fourth quarter and $72.5 million of net interest/investment income for the full year. We also recorded a net interest margin of 8.1% in the fourth quarter, and we look forward to building on this momentum.”

Mr. Murstein continued: “We also had some higher than typical expenses in the quarter as we recorded impairment charges against the intangible assets related to our sports holdings, and increased our collection expenses by 116% from the third quarter as we ramped up our collection efforts for delinquent medallion borrowers. When looking at the medallion portfolio, quarter after quarter, we continue to lower our loan exposure. At the end of 2018, taxi medallion loans comprised 16% of our net loans, compared to 28% at the end of 2017. We are confident we took the appropriate measures throughout the year to reduce the Company’s exposure while continuing our recovery efforts. We also had a few current borrowers who have elected to pay us off. For example, we received $9.6 million in payoffs in the fourth quarter from several borrowers who were able to leverage other personal assets as collateral. We charge off loans that are 120 days past due down to their medallion collateral value. If payments then come in at 121 days for instance, it is applied to reduce the principal balance of the loan. We aren’t recognizing any income until the loan is disposed of, or reduced to zero, or until a meaningful period of performance has occurred. In terms of the valuation of medallion collateral, we are optimistic that the marketplace continues to stabilize. We continue to monitor the legislative proposals and regulations proposed by the TLC, and once again, commend them for their continued efforts to support the hard-working taxi medallion owners and drivers. One recent proposal was by a NYC Council Member to bail-out individual medallion owners by calling for the Council to take immediate action to provide financial assistance to taxi and livery drivers. In addition, the latest proposed regulation that came out this week from both Mayor De Blasio and Governor Cuomo implementing congestion pricing is another positive for both the City and State of New York. It potentially also benefits the medallion industry, as it could lead to increased taxi usage as personal and commercial vehicles may no longer overwhelm the regulated zone. Taximeters may turn over more quickly, with less time being stuck in traffic. While there can be no guarantee that any of these proposals will pass, it’s a positive sign that City and State officials continue to try to take measures that could meaningfully help.”

Consumer Lending Segments

Medallion’s net consumer lending portfolio was $761.5 million as of December 31, 2018 compared to $741.8 million at the end of the prior quarter. Excluding the impact of $420 million of loans sold over the last three years, the consumer segments continued to grow in excess of 25% per year. Net interest income for the fourth quarter was $23.6 million. The average interest rate on the portfolio was 15.06% compared to 15.18% in the third quarter. Consumer loan delinquencies over 90 days past due as of December 31, 2018 were 0.55%, compared to 0.46% in the prior quarter.

Commercial Lending Segment

The Company’s net commercial lending portfolio as of December 31, 2018 was $64.1 million. The average interest rate on the portfolio was 13.6% compared to 11.9% a year ago on a managed basis. Net income for the fourth quarter was $1.6 million. The Company continues to focus on expanding its commercial loan activities by developing a more diverse borrower base, a wider geographic area of coverage, and by expanding targeted industries.

Medallion Lending Segment

The Company’s net medallion lending portfolio as of December 31, 2018 was $155.9 million, compared to $388.0 million at December 31, 2017 on a combined basis with Medallion Bank, a 60% decrease. The average interest rate on the medallion portfolio was 4.43% versus 4.36% a year ago on a combined basis with Medallion Bank. Total medallion delinquencies over 90 days were $15.7 million as of December 31, 2018, compared to $10.3 million in the preceding quarter, and $71.9 million in the prior year period. Medallion provision for loan losses was $3.4 million in the quarter, down from $13.3 million in the prior quarter and $29.7 million in the prior year period, recorded as non-cash valuation adjustments and realized losses/charge-offs when combined with Medallion Bank. Taxi medallion loans comprised 16% of our net loans receivable as of December 31, 2018, compared to 28% of our managed net investment portfolio as of December 31, 2017.

Conference Call Information

The Company will be hosting a conference call to discuss the fourth quarter financial results on Thursday, February 28, at 9:00 a.m. Eastern time.

The dial-in number for the conference call is (877) 407-0789 (toll-free) or (201) 689-8562 (direct). Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Medallion Financial’s website at http://www.medallion.com/investors.html.

A replay will be available following the end of the call through Thursday, March 7, 2019, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (direct), passcode 13687822. A webcast replay of the call will be available at http://www.medallion.com/investors.html until the next quarter is announced.

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About Medallion Financial Corp.

Medallion Financial Corp. is a finance company that originates and services loans in various industries, and its wholly-owned subsidiary, Medallion Bank, also originates and services consumer loans. Medallion Financial Corp. has lent more than $8 billion since its initial public offering in 1996.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2017 Annual Report on Form 10-K.

Company Contact:

Alex E. Arzeno

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

(Dollars in thousands, except per share data)	For the Three Months Ended December 31, 2018
Total interest income	$31,007
Total interest expense	8,004

Net interest income	23,003
Provision for loan losses	10,227

Net interest income after provision for loan losses	12,776

Other income (loss)
Gain on deconsolidation of Trust III	25,325
Sponsorship and race winnings	3,769
Loss on sale of loans, net	(542)
Write-down of loan collateral in process of foreclosure	(827)
Impairment of equity investments	(77)
Write-down of other assets	(338)
Other income	317

Total other income	27,627

Other expenses
Salaries and employee benefits	7,719
Intangible asset impairment	5,615
Collection costs	2,989
Professional fees	2,412
Race team related expenses	1,705
Loan servicing fees	1,157
Rent expense	591
Regulatory fees	558
Amortization of intangible assets	361
Travel, meals and entertainment	326
Other expenses	2,258

Total other expenses	25,691

Income before income taxes	14,712
Income tax provision	(4,847)

Net income after taxes	9,865
Less: income attributable to the non-controlling interest	693

Total net income attributable to Medallion Financial Corp.	$9,172

Basic net income per share	$0.38

Diluted net income per share	$0.38

Weighted average common shares outstanding
Basic	24,237,841
Diluted	24,404,010

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

(Dollars in thousands, except share and per share data)	December 31, 2018
Assets
Cash and federal funds sold	$57,713
Equity investments and investment sercurities	54,521
Loans	1,017,882
Allowance for losses	(36,395)

Net loans receivable	981,487

Loan collateral in process of foreclosure	49,495
Goodwill and intangible assets	204,785
Other assets	33,845

Total assets	$1,381,846

Liabilities
Accounts payable, accrued expenses, and accrued interest payable	$22,641
Deposits	848,040
Short-term borrowings	55,178
Deferred tax liabilities and other tax payables	6,973
Long-term debt	158,810

Total liabilities	1,091,642

Commitments and contingencies	—

Total stockholders’ equity	262,608

Non-controlling interest in consolidated subsidiaries	27,596

Total equity	290,204

Total liabilities and equity	$1,381,846

Number of shares outstanding	24,434,357
Book value per share	$10.75

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